Exhibit 99.2

Eastman Announces its Wholly-Owned Subsidiary Taminco Global Chemical

Company’s Redemption of its 9.75% Second-Priority Senior Secured Notes

due 2020

KINGSPORT, Tenn., December 5, 2014 – Eastman Chemical Company (“Eastman” NYSE:EMN) announced that Taminco Global Chemical Company (“Taminco Global”), which on December 5, 2014 became a wholly owned subsidiary of Eastman, will redeem all of Taminco Global’s outstanding 9.75% Second-Priority Senior Secured Notes due 2020 (the “Notes”). In connection with Eastman’s completion of its acquisition of Taminco Corporation, the sole stockholder of Taminco Global, Taminco Global has irrevocably deposited amounts with the trustee sufficient to fund the redemption of the Notes and to satisfy and discharge the indenture governing the Notes (the “Indenture”).

On January 5, 2015 (the “Redemption Date”), Taminco Global will redeem $400,000,000 in principal amount of the Notes outstanding at a redemption price of 100% of their principal amount, plus the Applicable Premium (as defined below) and accrued and unpaid interest to, but not including, the Redemption Date. The “Applicable Premium” means the greater of: (1) 1.0% of the outstanding principal amount of the Notes; and (2) the excess of (a) the present value at the Redemption Date of (i) 107.313%, plus (ii) all required interest payments due on the Notes through March 31, 2015 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate (as defined in the Indenture) as of the Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of the Notes.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2013 revenues of approximately $9.4 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.

Forward-Looking Statements

This communication may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements regarding the redemption of the Notes; and any assumptions underlying any of the foregoing. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.

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Contacts

Media:

Kristin Parker

423-229-2526 / kristin@eastman.com

Investors:

Greg Riddle

212-835-1620 / griddle@eastman.com